Exhibit 10.1

UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

In the Matter of THE PARK AVENUE BANK Valdosta, Georgia	Docket No. 10-231-PCA-SM Prompt Corrective Action Directive Issued Upon Consent Pursuant to Section 38 of the Federal Deposit Insurance Act, as Amended

WHEREAS, the Board of Governors of the Federal Reserve System (the “Board of Governors”) has determined that, as of July 30, 2010, The Park Avenue Bank, Valdosta, Georgia (the “Bank”), a state-chartered bank that is a member of the Federal Reserve System, is significantly undercapitalized, as defined in section 208.43(b)(4) of Regulation H of the Board of Governors (12 C.F.R. § 208.43(b)(4)), for purposes of section 38 of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. § 1831o);

WHEREAS, the Bank submitted a capital restoration plan, dated October 29, 2010, which the Board of Governors deemed acceptable pursuant to section 38(e)(2) of the FDI Act  (12 U.S.C. § 1831o(e)(2)), that described specific actions to raise capital;

WHEREAS, the actions in this Prompt Corrective Action Directive (the “Directive”) are necessary to carry out the purposes of section 38 of the FDI Act; and

WHEREAS, on November 30, 2010, the board of directors of the Bank, at a duly  constituted meeting, adopted a resolution authorizing and directing Donald J. Torbert, Jr.

to enter into this Directive on behalf of the Bank, and consenting to compliance with each and every provision of this Directive by the Bank and its institution-affiliated parties, as defined in section 3(u) of the FDI Act (12 U.S.C. § 1813(u)).

NOW THEREFORE, pursuant to section 38 of the FDI Act and section 208.45 of Regulation H of the Board of Governors, the Board of Governors immediately directs that:

1. The Bank shall no later than 90 days of the date of this Directive (or such additional time as the Board of Governors may permit), in conjunction with the Bank’s parent bank holding company, PAB Bankshares, Inc., Valdosta, Georgia:

(a) Increase the Bank’s equity through the sale of shares or contributions to surplus in an amount sufficient to make the Bank adequately capitalized as defined in section 208.43(b)(2) of Regulation H of the Board of Governors (12 C.F.R. § 208.43(b)(2));

(b) enter into and close a contract to be acquired by a depository institution holding company or combine with another insured depository institution, closing under which contract is conditioned only on the receipt of necessary regulatory approvals, the continued accuracy of customary representations and warranties, and the performance of customary preclosing covenants; or

(c) take other necessary measures to make the Bank adequately capitalized.

2.  The Bank shall comply fully with the provisions of section 38(d)(1) of the FDI Act (12 U.S.C. § 1831o(d)(1)) restricting the making of any capital distributions, including, but not limited to, the payment of dividends.

3.             (a) The Bank shall not, without the prior written approval of the Federal Reserve Bank of Atlanta (the “Reserve Bank”) and the fulfillment of one of the requirements set forth in paragraph 1, solicit and accept new deposit accounts or renew any time deposit bearing an interest rate that exceeds the prevailing effective rates on deposits of comparable amounts and maturities in the Bank’s market area.

(b) Within 30 days of this Directive, the Bank shall submit an acceptable plan and timetable to the Reserve Bank for conforming the rates of interest paid on all existing non-time deposit accounts to the prevailing effective rates on deposits of comparable amounts in the Bank’s market area.  The plan shall detail the current composition of the applicable deposits by rate and provide a specific date for conforming all deposit rates to the statutory restriction.

4.             (a) The Bank shall comply fully with the provisions of section 38(f)(2)(B)(i) of the FDI Act (12 U.S.C. § 1831o(f)(2)(B)(i)) requiring that all transactions between the Bank and any affiliate comply with section 23A of the Federal Reserve Act (12 U.S.C. § 371c).

(b) For the purposes of this Directive, the terms (i) “transaction” shall include, but not be limited to, the transfer, sale or purchase of any asset, including cash, or the  direct or indirect payment of any expense or obligation of, the payment of a management or service fee of any nature to, or any extension of credit to an affiliate; (ii) “extension of credit” shall be defined as set forth in section 215.3 of Regulation O of the Board of Governors (12 C.F.R. § 215.3); and (iii) “affiliate” shall be defined as set forth in subparagraph (b)(1) of section 23A of the Federal Reserve Act (12 U.S.C. § 371c(b)(1)) and section 223.2 of Regulation W of the Board of Governors (12 C.F.R. § 223.2).

5.  The Bank shall comply fully with the provisions of sections 38(f)(4)(A)(i) and (ii) of the FDI Act (12 U.S.C. §§ 1831o(f)(4)(A)(i) and (ii)) restricting the payment of bonuses to senior executive officers and increases in compensation of such officers.

6.  The Bank shall comply fully with the provisions of sections 38(e)(3) and (4) of  the FDI Act (12 U.S.C. §§ 1831o(e)(3) and (4)) restricting asset growth, acquisitions, branching, and new lines of business.

7.  All communications regarding this Directive shall be sent to:

(a)    Mr. Allen Stanley
         Assistant Vice President
         Federal Reserve Bank of Atlanta
        1000 Peachtree St., N.E.
         Atlanta, Georgia 30309-4470

(b)    Mr. Donald J. Torbert, Jr.
         President and Chief Executive Officer
         The Park Avenue Bank
         P.O. Box 3460
         Valdosta, Georgia 31604-3460

8.  Notwithstanding any provision of this Directive, the Reserve Bank may, in its  sole discretion, grant written extensions of time to the Bank to comply with any provision of this Directive.

9.  The provisions of this Directive shall be binding upon the Bank and its institution-affiliated parties, in their capacities as such, and their successors and assigns.

10. Each provision of this Directive shall remain effective and enforceable until stayed, modified, terminated or suspended in writing by the Board of Governors.

11.  The provisions of this Directive shall not bar, estop or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state department or agency from taking any other action affecting the Bank or any of its current or former institution-affiliated parties and their successors or assigns.

12.           (a) The Directive does not supersede the Written Agreement by and among PAB Bankshares, Inc., the Bank, the Reserve Bank, and the Georgia Department of Banking and Finance (the “Department”), dated July 14, 2009.

(b) Notwithstanding any provision of this Directive, the Bank shall comply with any other supervisory action issued by the Board of Governors, the Reserve Bank, the Department, or the Federal Deposit Insurance Corporation.

13. As set forth in section 263.205 of the Board of Governors’ Rules of Practice for Hearings (12 C.F.R. § 263.205), this Directive is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

By order of the Board of Governors of the Federal Reserve System, effective this 13th day of December, 2010.

THE PARK AVENUE BANK	BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

By: /s/ Donald J. Torbert, Jr. Donald J. Torbert, Jr. President and CEO	By: /s/ Jennifer J. Johnson Jennifer J. Johnson Secretary of the Board